Christopher J. Zinski
(312) 258-5548

                                                             EXHIBIT 5

                                           August 22, 1996



CSB Financial Group, Inc.
200 South Poplar Street
Centralia, Illinois 62801

     RE:   CSB FINANCIAL GROUP, INC. -- REGISTRATION OF 41,400
           SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, ON FORM S-8
           --------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to CSB Financial Group, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering and sale by the Company of 41,400 shares of Common Stock of the Company, $0.01 par value per share (the "Shares"), as more fully described in the Registration Statement, through the CSB Financial Group, Inc. Management Development and Recognition Plan and Trust Agreement.

     In this connection, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued for the consideration contemplated in the
Registration  Statement,   will   be   legally   issued,  fully  paid  and
nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      SCHIFF HARDIN & WAITE



                                      By: /s/  Christopher J. Zinski
                                         -----------------------------------
                                               Christopher J. Zinski